FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) is made and entered into as of this 20  day of Oct  , 2004, by and between ProLogis Limited Partnership I, a Delaware Limited Partnership (“Landlord”) and Volterra Semiconductor Corporation, a Delaware corporation (“Tenant”).

Landlord and Tenant entered into that certain Lease Agreement dated August 3, 2000 (the “Lease”) with respect to certain premises containing approximately 20,000 rentable square feet, as determined by Landlord, of the Building commonly known as 3839 Spinnaker Court, Fremont, California (“Premises”).

Landlord and Tenant therefore do agree that the following modifications will be made to the Lease:

1.	Letter of Credit: Addendum III of the Lease shall be deleted and Tenant shall have no obligation to provide a Letter of Credit for additional security.

3.
Ratification; Conflict: Except as set forth in Paragraphs 1 above, the terms of the Lease remain unchanged and Landlord and Tenant hereby ratify and confirm all of said unchanged terms of the Lease. In the event of any conflict between the Lease and this First Amendment, the terms of this First Amendment shall govern.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first written above.

LANDLORD:	TENANT:

ProLogis Limited Partnership-I, a Delaware Limited Partnership	Volterra Semiconductor Corporation, a Delaware corporation

By: ProLogis, a Maryland Real Estate Investment Trust, its General Partner

By: /s/ W. Scott Lamson	By: /s/ Greg Hildebrand
W. Scott Lamson	GREG HILDEBRAND
Its: Senior Vice President	Its: CFO
Date: 10/20/04	Date: 10/5/04